United States securities and exchange commission logo





                     April 6, 2023

       Daniel Fleming
       Chief Financial Officer
       Credo Technology Group Holding Ltd
       c/o Maples Corporate Service, Limited
       PO Box 309, Ugland House
       Grand Cayman, KY1-1104, Cayman Islands

                                                        Re: Credo Technology
Group Holding Ltd
                                                            Form 10-K for the
Fiscal Year Ended April 30, 2022
                                                            Form 10-Q for the
Quarterly Period Ended January 28, 2023
                                                            Form 8-K Filed
March 1, 2023
                                                            File No. 001-41249

       Dear Daniel Fleming:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing